EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated March 21, 2007 accompanying the consolidated financial statements included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2006 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments in 2006). We hereby consent to the incorporation by reference of said report on the Prospectus constituting part of the Registration Statement on Form S-3 (File No. 333-33671), Form S-4 (File No. 333-123740), and Form S-8 (File No. 333-138698), (File No. 333-119773), (File No. 333-63057), (File No. 333-31387), (File No. 33-63612), (File No. 33-83434), (File No. 33-83436), (File No. 33-98068) of Technology Solutions Company and Subsidiaries.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois
March 23, 2007